Exhibit 10.20

AMENDMENT TO  MUTUAL TERMINATION

OF EMPLOYMENT AGREEMENT

This Amendment to Mutual Termination of Employment Agreement is entered into by and between Gen2Media Corp. and James Byrd, Jr. effective as of the date of the original agreement dated July 9, 2009.

1.	Byrd was the former Chairman and CEO of Gen2 who resigned these roles under Mutual Termination of Employment Agreement dated July 9, 2009. (“the Termination Agreement”).
2.
The Termination Agreement called for Byrd to have all future payments for 3,029,038 options due him under the Employment Agreement to be waived, and for him to receive, in consideration of ongoing consulting services, all remaining shares without any option payment.  However, instead the parties desire for Byrd to take a substantially reduced consulting role, and to limit his consulting services to strategic growth and transactional consulting, and to working with the company’s ongoing shareholder and investor relations initiatives. Byrd will not provide any consulting in areas of management, operations or finance, and his time and services will be strictly limited to the foregoing areas. Byrd will not be made party to any ongoing material non-public information regarding the company or its operations.

3.
In consideration of the fact that Byrd will be providing substantially reduced consulting services, and expending substantially less time on behalf of Gen2, Byrd has agreed to restore the option payment due for the aforementioned shares, at the original agreed rate of 5 cents per share. Additionally, Byrd shall be credited with all of his accrued back pay, in the amount of $61,003, toward said option payment, which may be used by Byrd as a pro-rata credit against future exercise of all, or a part of the option shares.

4.
Byrd may exercise all, or part, of the options shares at any time by providing written notice of exercise to Gen2, and paying the option price (or using the aforementioned credit). The parties stipulate and agree all of said options are fully vested, however, under no circumstance shall Byrd ever be able to exercise any portion of these options, if said exercise would cause Byrd to directly or indirectly own more than 9.9% of the outstanding shares of Gen2. Byrd shall be solely responsible for monitoring his ownership interest and percentage.

5.	Except as otherwise set forth herein, all terms and provision of the Mutual Termination of Employment Agreement dated July 9, 2009 shall remain in full force and effect.

Gen2Media Corp.

By:/s/Tom Moreland	/s/James S. Byrd Jr.
Tom Moreland, CFO	James S. Byrd, Jr.